Exhibit 10.1

OCWEN FINANCIAL COPORATION UNITED STATES BASIC SEVERANCE PLAN

(Effective as of June 28, 2018)

Section 1 – General Information

Ocwen Financial Corporation hereby establishes the Ocwen Financial Corporation United States Basic Severance Plan (the “Plan”) effective as of June 28, 2018, without effect to any agreements reached prior to that date. The Plan is intended to be, and shall be administered as, an employee welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document shall serve as the formal plan document and the summary plan description (“SPD) for the Plan.

The Plan is a self-funded severance benefit program that pays certain benefits to Eligible Employees who experience an Eligible Termination of employment from the Company or whose employment terminates, as explained in Section 3 below.

Section 2—Definitions

2.1 “Affiliated Company” means, as of any date, (i) the Company, and (ii) any company, person or organization which, on such date, (A) is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control (within the meaning of Code Section 414(c) with the Company; (C) is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; or (D) is required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

2.2 “Base Pay” means an employee’s annual salary or wages from the Company at the time of termination. Base Pay shall be determined as reflected on the Company’s payroll and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits, incentive or deferred compensation or other additional compensation in any form.

2.3 “Board” means the Board of Directors of Ocwen Financial Corporation.

2.4 “Cause” means the following (as determined by the Company in its sole discretion): dishonesty, fraud or misrepresentation; inability to obtain or retain appropriate licenses; violation of any rule or regulation of any regulatory agency or self-regulatory agency; violation of any policy or rule of the Company or any Affiliated Company; commission of a crime; or any act or omission detrimental to the conduct of the business of the Company or any Affiliated Company.

2.5 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

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2.7 “Company” means Ocwen Financial Corporation and any Affiliated Companies.

2.8 “Eligible Employee” means an Employee of the Company who at the time he or she incurs an Eligible Termination is an Employee performing services for the Company (a) in the United States, or (b) as an Expatriate in a country other than the United States. For purposes of this Plan, the term “United States” shall include the fifty states and all territories and dependencies of the United States. Provided, however, that if, following the effective date of this Plan, the Company and PHH Corporation close that certain merger transaction between the Company and PHH Corporation and certain of their affiliates (the “PHH Merger”), then, until the date that is the one-year anniversary of the closing of the PHH Merger, the term “Eligible Employee” shall not include any individual that was, immediately prior to the closing of the PHH Merger, an employee of PHH Corporation or any of its affiliates.

2.9 “Eligible Termination” means an Employee’s involuntary termination of employment with the Company due to:

(a)	a reduction of force;

(b)	the closing of an office or business location;

(c)	a downsizing;

(d)	the restructuring, reorganization or reengineering of a business group, unit or department;

(e)	a job elimination; or

(f)	such other reason as the Company shall determine in its sole discretion.

A termination of employment with the Company for any of the following reasons shall not constitute an Eligible Termination:

(a)	transfer of any Employee to any (1) Affiliated Company, or (2) entity which is controlled by the Company through the ownership of a majority of its voting stock (or other equivalent ownership interest), either directly or indirectly through one or more intermediaries;

(b)	voluntary termination of employment, unless so determined by the Company;

(c)	voluntary retirement;

(d)	death;

(e)	Cause;

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(f)	inability to perform the basic requirements of his or her position with or without reasonable accommodation due to physical or mental incapacity and after the Employee’s short-term disability benefits have expired under the terms of any applicable Company-sponsored benefits plan;

(g)	failure to return from an approved leave of absence;

(h)	a “change in control,” as that term is defined in the Ocwen Financial Corporation United States Change in Control Severance Plan.

Notwithstanding anything else herein to the contrary, an Eligible Termination shall not occur for purposes of the Plan unless and until the Eligible Employee has had a “separation from service” within the meaning of Section 409A of the Code, as amended, and the regulations and other guidance promulgated thereunder.

2.10 “Employee” means any individual who is compensated by the Company for services actually rendered as a regular full-time or regular part-time (but not a temporary) employee. “Employee” shall not include:

(a)	any individual who is performing services under an independent contractor or consultant agreement or arrangement (even if a court, the Internal Revenue Service, or any other entity determines that such individual is a common law employee);

(b)	any individual providing services for the Company pursuant to an agreement between the Company and a third party (even if a court, the Internal Revenue Service, or any other entity determines that such individual is a common law employee);

(c) a person who performs services for the Company but who is treated for payroll purposes as other than an Employee of the Company (even if a court, the Internal Revenue Service, or any other entity determines that such individual is a common law employee).

2.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12 “Expatriate” means an Employee of a Company who, at the time he or she incurs an Eligible Termination, is designated by the Company as being on assignment as a United States expatriate on behalf of the Company.

2.13 “Month of Base Pay” means one twelfth (1/12) of the Eligible Employee’s Base Pay.

2.14 “Plan” means the Ocwen Financial Corporation United States Basic Severance Plan described herein.

2.15 “Plan Administrator” shall mean Ocwen Financial Corporation or such other person or committee appointed from time to time by Ocwen Financial Corporation to administer the Plan. Until a successor is appointed by Ocwen Financial Corporation, the Plan Administrator shall be Ocwen Financial Corporation.

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2.16 “Separation Agreement and General Release” means a written document that includes a release of rights and claims from an Eligible Employee in a form that is satisfactory to, and approved by, the Company. The Separation Agreement and General Release may include, among other things: (a) non-competition and/or non-solicitation provisions; (b) a waiver and release (and covenant not to sue) of any and all claims, including claims arising from the Eligible Employee’s employment and/or separation from employment with the Company except as limited and/or prohibited by applicable law; (c) nondisclosure and confidentiality provisions; and (d) non-disparagement provisions.

2.17 “Severance Pay” means the amount, if any, payable under Section 3 of the Plan to an Eligible Employee.

2.18 “Week of Base Pay” means one fifty-second (1/52) of the Eligible Employee’s Base Pay.

2.19 “Year of Service” means a 12-month period of employment with the Company. A period of service shorter than 12 months will be considered a partial Year of Service. For example, an Eligible Employee who has worked five years and six months will have accrued five and one-half (5.5) Years of Service. If an Eligible Employee previously terminated employment with the Company and was subsequently rehired, the prior service with the Company will be counted towards the total Years of Service only if he/she was rehired less than twelve months before the Eligible Termination.

Section 3—Severance Benefits

3.1 Eligible Terminations. If an Eligible Employee’s employment with the Company shall terminate following the Effective Date of this Plan and such termination constitutes an Eligible Termination, the Company shall pay or provide the Eligible Employee with the following benefits:

(a)	The following Severance Pay:

(1)	For an Eligible Employee holding the title of Executive Vice President at the time of his/her termination: 18 Months of Base Pay.

(2)	For an Eligible Employee holding the title of Senior Vice President at the time of his/her termination: 12 Months of Base Pay.

(3)	For an Eligible Employee holding the title of Vice President or Director at the time of his/her termination: 6 Months of Base Pay.

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(4)	For an Eligible Employee that is considered exempt under FLSA and holding the title of senior manager, manager, assistant manager, team lead, supervisor or employee at the time of his/her termination: 2 Weeks of Base Pay per Year of Service, with a minimum payment of 4 Weeks of Base Pay and a maximum payment of 26 Weeks of Base Pay.

(5)	For an Eligible Employee that is non-exempt under FLSA at the time of his/her termination: 1 Weeks of Base Pay per Year of Service, with a minimum payment of 2 Weeks of Base Pay and a maximum payment of 13 Weeks of Base Pay.

(b)	The following subsidy of COBRA continuation coverage: If the Eligible Employee is eligible to continue his/her Company-sponsored group health plan benefits pursuant to COBRA, the cost of such continuation coverage shall be equal to the cost of such coverage for active employees. Such subsidy shall continue for the number of months that correspond to the number of Months of Base Pay payable for the Eligible Employee under Section 3.1(a) above. Partial months of Severance Pay shall be rounded up so that the subsidy continues for a complete calendar month. For example, if an Eligible Employee’s Severance Pay is based on fewer than four Weeks of Pay, he or she shall be eligible for one month of subsidized COBRA coverage. COBRA continuation coverage shall be governed pursuant to the terms of the relevant benefit plan documents. It shall be the Eligible Employee’s sole responsibility to timely elect COBRA and to pay his/her share of the cost of such coverage.

(c)	The following relocation benefits: If the Eligible Employee was relocated to St. Croix, United States Virgin Islands at the direction of the Company, such employee may be eligible for relocation benefits in accordance with the USVI Relocation Program of Ocwen Mortgage Servicing, Inc.

(d)	Treatment of any and all equity awards will be governed by the individual award agreements, notwithstanding anything to the contrary in this Plan.

Notwithstanding anything herein to the contrary, no payments or benefits shall be payable pursuant to this Section 3.1 in the event an Eligible Employee is entitled to payments or benefits under the Ocwen Financial Corporation United States Change in Control Severance Plan.

3.2 Payment of Benefits. Severance Pay will be payable in the form of a lump sum payment, which is subject to applicable federal, state, and local tax deductions and withholdings. The payment will be made as soon as practicable after the Separation Agreement and Release has been fully executed and becomes irrevocable. Other benefits paid under the Plan may be subject to similar withholding as required by federal, state, and local laws.

3.3 Separation Agreement and Release. Any Severance Pay payable to an Eligible Employee under the Plan shall be conditioned upon the Eligible Employee signing and having notarized a Separation Agreement and Release (and not exercising his or her right of revocation under the Separation Agreement and Release) within such period of time as the Company shall require, in its sole discretion. Any grant of Severance Pay shall be null and void upon an Eligible Employee’s failure to sign, or subsequent revocation of, such Separation Agreement and General Release. Any breach by an Eligible Employee of a Separation Agreement and General Release upon which any grant of Severance Pay has been conditioned shall give the Company the right to terminate any payment otherwise due and/or to the return of such Severance Pay, in addition to any other remedy the Company may have.

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3.4 Reductions of Severance Pay. Subject to applicable law, any Severance Pay which the Company may grant to an Eligible Employee may, in the sole discretion of the Company, be reduced by any amounts owed by the Eligible Employee to the Company. The Eligible Employee’s right to receive such Severance Pay is conditioned upon his or her agreement to execute any documents deemed necessary or appropriate by the Company to reduce the Severance Pay by any such amounts owed.

3.5 Repayment of Severance Pay upon Rehire. If an Eligible Employee who has incurred an Eligible Termination and has received Severance Pay is rehired by the Company during the period for which Severance Pay was calculated, the Company shall require the Eligible Employee to return any or all amounts of Severance Pay that have been paid to the Eligible Employee for weeks that the Employee was re-hired. For example, if the Eligible Employee receives a lump sum severance payment of six Months of Base Pay but is rehired by the Company four months later, he/she must repay the equivalent of two Months of Base Pay. The amount of any COBRA subsidy (as described in Section 3.1(b)) is not required to be repaid.

Section 4—Interpretation and Administration

4.1 Duties of the Plan Administrator. The Plan Administrator shall be responsible for the administration of the Plan and may appoint other persons or entities to perform or assist in the performance of any of its duties, subject to its review and approval. The Plan Administrator shall have the right to remove any such appointee from his position without cause upon notice.

4.2 Powers. The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as more particularly set forth herein. The Plan Administrator shall have discretionary authority to interpret the Plan, and to determine all questions arising in the administration, interpretation, and application of the Plan; provided, however, that such discretionary authority shall be exercised in good faith in order to achieve the principal purposes of the Plan to provide severance benefits, including enhanced severance benefits upon a Change of Control, as described in the Ocwen Financial Corporation United States Change in Control Severance Plan. All such determinations shall be conclusive and binding on all interested persons. The Plan Administrator shall adopt such procedures and regulations necessary and/or desirable for the discharge of its duties hereunder and may appoint such accountants, counsel, actuaries, specialists, and other agents as it deems necessary and/or desirable in connection with the administration of this Plan.

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4.3 Compensation of the Plan Administrator. The Plan Administrator shall not receive any compensation from the Plan for its services.

4.4 Indemnification. Ocwen Financial Corporation shall indemnify the Plan Administrator against any and all claims, losses, damages, expenses, and liability arising from its actions or omissions, except when the same is finally adjudicated to be due to the Plan Administrator’s gross negligence or willful misconduct. The Company may purchase at its own expense sufficient liability insurance for the Plan Administrator to cover any and all claims, losses, damages, and expenses arising from any action or omission in connection with the execution of the duties as the Plan Administrator.

4.5 Claims Procedure.

(a)	Any Eligible Employee who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Plan Administrator to be payable, may file a claim in writing with the Plan Administrator, specifying the reasons for such claim. The Plan Administrator shall then evaluate the claim and notify the Eligible Employee of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Eligible Employee prior to the termination of the initial 90 day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Eligible Employee does not provide all the necessary information for the Plan Administrator to process the claim, the Plan Administrator may request additional information and set deadlines for the Eligible Employee to provide that information.

(b)	In the event that such claim is denied in whole or in part, the Eligible Employee shall be given a written notification which shall be written in a manner calculated to be understood by the Eligible Employee and shall (i) state the specific reason(s) for the denial, (ii) make specific reference to the pertinent Plan provision(s) on which the denial is based, (iii) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Eligible Employee may appeal the denial of such claim, which shall also include a statement of the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

(c)	The Eligible Employee may request a review of the denial of any such claim or portion thereof by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Eligible Employee may, upon written request to the Plan Administrator, review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Eligible Employee’s claim. The Eligible Employee may also submit written comments, documents, records and other information relating to his or her claim.

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(d)	In deciding an Eligible Employee’s appeal, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Eligible Employee relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Eligible Employee does not provide all the necessary information for the Plan Administrator to decide the appeal, the Plan Administrator may request additional information and set deadlines for the Eligible Employee to submit that information. Within 60 days after a request for review is received, the review shall be made and the Eligible Employee shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Eligible Employee shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).

(e)	The decision on review shall be forwarded to the Eligible Employee in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provision(s) upon which the decision is based, (iii) a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant to the Eligible Employee’s claim and (iv) a statement of the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. Any lawsuit must be commenced within six months of the date on the appeal denial letter. Claims submitted outside that time limit are time-barred. The Plan Administrator’s decision on review shall be final and binding on all persons for benefits. If an Eligible Employee shall fail to file a request for review in accordance with the procedures herein outlined, such Eligible Employee shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Plan Administrator under this Section may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

Section 5—Amendment and Termination

5.1 Amendments. The Company shall have the right to amend or terminate the Plan in any respect and at any time without notice, pursuant to a determination of the Compensation Committee of the Board (or a delegate of such committee) or a determination of the Board itself.

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5.2 Plan Interpretation and Benefit Determination. The Plan is administered by the Plan Administrator, who has the exclusive discretionary authority and power to determine eligibility for benefits and to construe the terms and provisions of the Plan, to determine questions of fact and law arising under the Plan, to direct disbursements pursuant to the Plan and to exercise all other powers specified herein or which may be implied from the provisions hereof. The Plan Administrator may adopt such rules for the conduct of the administration of the Plan as it may deem appropriate. All interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

Section 6—General Provisions

6.1 Eligible Employee’s Rights Unsecured and Unfunded. The Plan at all times shall be entirely unfunded. No assets of the Company shall be segregated or earmarked to represent the liability for benefits under the Plan. The right of an Eligible Employee to receive a payment hereunder shall be an unsecured claim against the general assets of the Company that was the employer of such Eligible Employee. All payments under the Plan shall be made from the general assets of the Company.

6.2 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

6.3 No Enlargement of Employee Rights. The existence of this Plan or any payment of Severance Pay under the Plan shall not be deemed to constitute a contract of employment between the Company and any Eligible Employee, nor shall it constitute a right to remain in the employ of the Company. Employment with the Company is employment-at-will and either party may terminate the Employee’s employment at any time, for any reason, with or without cause or notice.

6.4 Non-Alienation Provision. Except as set forth elsewhere in the Plan, and subject to the provisions of applicable law, no interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings the extent that such laws are preempted by ERISA.

6.5 Excess Payments. If compensation, Years of Service or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Company to an Eligible Employee shall be the Plan benefit that would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company or withheld by it from any further amounts otherwise payable under the Plan.

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6.6 Impact on Other Benefits. Amounts paid under this Plan shall not be included in an Eligible Employee’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Company, unless such plan, program or arrangement expressly provides that amounts paid under this Plan shall be included.

6.7 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

6.8 Supersession. The Plan supersedes all plans, statements, practices or policies, if any, with respect to providing severance benefits to any Employee whose employment terminates on or after the Effective Date, except for those with specific written contracts that pre-date this Plan that provide for benefits payable upon the termination of employment and those Employees that have already been notified prior to the Effective Date of a termination of their employment and provided with different severance terms.

6.9 Effective Date. The Plan shall be effective as to Eligible Terminations that occur on or after June 28, 2018.

6.10 Clawback. Payments made pursuant to this Plan are subject to any Company clawback policy in effect at any time. In addition, to the extent required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law, or the rules and regulations promulgated pursuant thereto, Eligible Employees agree to return payments made pursuant to this Plan to the Company.

6.11 Choice of Law. This Plan shall be construed in accordance with and governed by the laws of the State of Florida, to the extent such laws are otherwise superseded by the laws of the United States, in which case such laws of the United States shall govern and the Plan shall be construed in accordance with such laws.

Section 7 – ERISA Information

Plan Name:	Ocwen Financial Corporation United States Basic Severance Plan

Plan Number:	516

Effective Date:	June 28, 2018

Plan Sponsor:	Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409

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EIN:	65-0039856

Plan Administrator:	Ocwen Financial Corporation (see contact information above).

Agent for Service of Legal Process:	Ocwen Financial Corporation
Attn: General Counsel
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409

Plan Year:	The Plan Year shall be the 12-month period commencing each year on June 28.

Type of Plan:	The Plan is a severance benefit plan that provides income replacement benefits following a qualifying termination of employment.

Funding:	The Plan is funded from the general assets of Ocwen Financial Corporation.

Statement of ERISA Rights:

Receiving Information about Plan Benefits

Participants in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all plan participants shall be entitled to:

●	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

●	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including an employer or any other person, may fire a participant or otherwise discriminate against a participant in any way to prevent the participant from obtaining a severance benefit or exercising the participant’s rights under ERISA.

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Enforcing ERISA Rights

If a participant’s claim for a severance benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to receive a written explanation of the reason for the denial, to obtain copies of documents and relevant information relating to the decision without charge, and to appeal any denial, all within certain time schedules. The participant has the right to have the Plan Administrator review and reconsider the claim.

Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if a participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, the participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the participant has a claim for benefits that is denied or ignored, in whole or in part, and the participant has exhausted the Plan’s claims procedures, the participant may file suit in a state or Federal court. In addition, if the participant disagrees with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, the participant may file suit in Federal court. If it should happen that plan fiduciaries misuse the Plan’s money, or if the participant is discriminated against for asserting ERISA rights, the participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the participant is successful the court may order the person the participant has sued to pay these costs and fees. If the participant loses, the court may order the participant to pay these costs and fees, for example, if it finds the participant’s claim is frivolous.

Assistance with Questions

If a participant has any questions about the Plan, the participant should contact the Plan Administrator as described above. If the participant has any questions about this statement or about the participant’s rights under ERISA, or if the participant needs assistance in obtaining documents from the Plan Administrator, the participant may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The participant may also obtain certain publications about such rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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